EXHIBIT 99.1

Quanex Corporation Quarterly Update

Annual EPS Estimated to be $4.00 -- $4.05 Per Diluted Share From Continuing Operations

HOUSTON, Oct. 27, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal 2006 diluted earnings per share from continuing operations in a range of $4.00 to $4.05 when it reports results on December 6, 2006. The Company stated its guidance includes a provision for a non-cash LIFO charge of $0.17 -- $0.19 per share that results from a substantial rise in the price of aluminum ingot associated with its aluminum sheet business. The Company noted its previous LIFO estimate was $0.13 -- $0.16.

The Vehicular Products segment, whose primary driver is North American light vehicle builds, expects to report higher net sales and operating income in the fourth quarter 2006 compared to the fourth quarter 2005. Steel bar shipments in the quarter are expected to be higher than the year ago quarter and essentially in-line with third quarter 2006 shipments. North American light vehicle builds are estimated to be down 10% in the Company's fourth quarter compared to the year ago quarter.

The Building Products segment, whose primary drivers are U.S. housing starts and remodeling activity, expects to report higher net sales and lower operating income in the fourth quarter 2006 compared to the fourth quarter 2005. Demand for the segment's window and door components has slowed compared to both the fourth quarter 2005 and the third quarter 2006 in response to declining housing starts. Demand for the segment's aluminum sheet products is up compared to the fourth quarter 2005, but off from the third quarter 2006. Housing starts are estimated to be down 20% in the Company's fourth quarter compared to the year ago quarter.

Quanex noted it had entered into a new unsecured revolving credit facility on September 29, 2006. The $350 million facility has a term of five years with no outstanding loan balance. The credit facility will be used to finance the Company's growth and for other general corporate purposes.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            (713) 877-5327
          Valerie Calvert
            (713) 877-5305